 Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of JEPLAN Holdings, Inc. on Amendment No.3 to Form F-4 (File No. 333-274418) of our report dated March 3, 2023, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, with respect to our audits of the financial statements of AP Acquisition Corp. as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and for the period from April 22, 2021 (inception) through December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading "Experts" in such Prospectus.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

January 31, 2024

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com